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                                   Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT


          Meret Communications, Inc., a California corporation
               Sorrento Networks, Inc., a California corporation
                    Sorrento Networks Europe SA, a Belgium company
                    Sorrento Networks GmBH, incorporated in Germany
                    Osicom Technologies Europe Limited, incorporated in the United Kingdom
          CEH Holdings, Inc., a Delaware corporation
               B&T Holdings, Inc., a Delaware corporation
                    Osicom Technologies (formerly Cray
                    Communications, Inc.), a Delaware Corporation
          Distributed Systems International, Inc., an Illinois corporation Relialogic Technology Corporation, a California corporation
               Smark Holdings Limited, incorporated in Hong Kong (50% ownership) R-Net International, Inc., a Nevada corporation
               Smark Holdings Limited, incorporated in Hong Kong (50% ownership) Uni Precision Industrial Limited, incorporated in Hong Kong
               Co-Time Manufacturing Limited (formerly Uni Precision Mould Limited), incorporated in Hong Kong
               Uni Technology Limited
          PDP Acquisition Corp., a California corporation, (doing business as Pacific Data Products)
          Sciteq Communications, Inc., a Nevada corporation
          Osicom Technologies SA, incorporated in France

The above listing does not list NETsilicon, Inc. (formerly Digital Products, Inc.), a Massachusetts corporation, in which the Registrant holds only non-voting securities; prior to September 15, 1999 NETsilicon, Inc. was a wholly subsidiary of the Registrant. The Registrant entered into an agreement to dispose of Uni Precision Industrial Limited as of January 31, 2000 which is expected to be completed no later than May 15, 2000.